MFA MORTGAGE INVESTMENTS, INC. 350 Park Avenue NEW YORK, NEW YORK 10022 TELEPHONE (212) 207-6400

PRESS RELEASE		FOR IMMEDIATE RELEASE

April 1, 2004		NEW YORK METRO

CONTACT:	William Gorin	NYSE: MFA
(212) 207-6400
www.mfa-reit.com

MFA Mortgage Investments, Inc.
Announces First Quarter Dividend of $0.25 and
Additional Special Dividend of $0.01

     MFA Mortgage Investments, Inc. (NYSE:MFA) announced today that its Board of Directors declared a quarterly dividend of $0.25 per share of common stock for the first quarter of 2004. The dividend will be paid on April 30, 2004 to stockholders of record on April 12, 2004. MFA’s Board of Directors also declared an additional special dividend for stockholders of $0.01 per share of common stock, also payable on April 30, 2004 to stockholders of record on April 12, 2004.

     Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, stated, “Prepayment rates in the first quarter of 2004 slowed from the second half of 2003. As a result, earnings for the first quarter of 2004, are expected to exceed our $0.25 first quarter dividend. To partially reflect our expected first quarter earnings, we have declared a $0.01 special dividend in addition to our quarterly $0.25 dividend. In addition, I would like to note that it is currently anticipated that MFA’s dividend declaration dates for the next two quarters will be on or after July 1, 2004 and October 1, 2004.”

     MFA seeks to generate income from investment in high-quality ARM-MBS and other assets. At December 31, 2003, MFA had total assets of approximately $4.6 billion. As of that date, approximately 99% of these assets consisted of MBS issued or guaranteed by an agency of the U.S. Government, such as Ginnie Mae, or a federally chartered corporation, such as Fannie Mae or Freddie Mac, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS-related receivables and cash.

     Stockholders interested in reinvesting their dividends or purchasing stock directly from MFA may do so through its Discount Waiver, Dividend Reinvestment and Stock Purchase Plan (the “Plan”) by contacting Mellon Investor Services, the Plan administrator, at 1-866-249-2610 (toll free). For more information about the Plan, interested stockholders may also go to the website established for the Plan at www.melloninvestor.com or visit MFA’s website at www.mfa-reit.com.

     When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in the prepayment rates on the mortgage loans securing MFA’s MBS; changes in interest rates and the market value of MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in reports that MFA files from time to time with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.